Filed pursuant to Rule 433

Registration Statement No. 333-142116

July 30, 2009

Relating to Preliminary Prospectus Supplement

dated July 29, 2009

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

Issuer	Federative Republic of Brazil
Transaction	Re-opening of 7.125% Global Bonds due 2037
Ratings	Ba1/BBB-/BBB-*
Distribution	SEC Registered
Amount Issued	US$25,000,000 (brings total size to US$3,025,043,000)
Gross Proceeds	US$27,157,500 (not including accrued interest)
Coupon	7.125% 30/360-day count basis
Maturity	January 20, 2037
Offering Price	108.630% (plus accrued interest totaling US$74,218.75 or US$2.97 per US$1,000 principal amount of global bonds, from July 20, 2009 to, but not including, August 5, 2009)
Yield to Maturity	6.450%
Reference Benchmark Bond	UST 4.25% Notes due May 15, 2039
Benchmark Yield	4.499%
Reoffer Spread	195.1 bps
Underwriting Fee	0.25%
Denominations	US$1,000/US$1,000
Interest Pay Dates	January 20 and July 20
First Interest Payment Date	January 20, 2010
Pricing Date	July 30, 2009
Settlement Date	August 5, 2009 (T+4)
CUSIP	105756BK5
ISIN	US105756BK57
Common Code	024104117
Listing	Euro MTF Market Luxembourg
Bookrunners	Deutsche Bank Securities Inc. J.P. Morgan Securities Inc.
Co-Managers	BB Securities Ltd. Banco Itau Europa S.A. – London branch
Underwriting Commitments	Deutsche Bank Securities Inc.: US$12,250,000 J.P. Morgan Securities Inc.: US$12,250,000 BB Securities Ltd.: US$250,000 Banco Itau Europa S.A. – London branch: US$250,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at:

http://www.sec.gov/Archives/edgar/data/205317/000119312509158194/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at toll-free 1-800-503-4611 or J.P. Morgan Securities Inc.at toll-free 1-866-846-2874.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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